Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-205929) of Cynapsus Therapeutics Inc. (the “Company”), of our report dated March 8, 2016, relating to the Company’s consolidated statements of financial position as at December 31, 2015 and 2014, and the Company’s consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2015 and 2014, which appear in this Annual Report on Form 10-K.

/s/ Ernst & Young LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada

March 9, 2016